Exhibit 99.1

For Further Information Contact

Harry J. Cynkus

(404) 888-2922

Rollins, Inc. Completes Acquisition of HomeTeam Pest Defense from Centex

ATLANTA, GEORGIA, April 3, 2008 -- Rollins, Inc. (NYSE: ROL), a premier North American consumer services company, announced today that it has completed its acquisition of subsidiaries of Centex Corporation (NYSE: CTX), through the purchase of assets, its pest control business, HomeTeam Pest Defense for a cash payment of approximately $137 million. HomeTeam Pest Defense recorded revenues of $134 million in 2007 related to its pest control business.

Prior to the acquisition, HomeTeam Pest Defense was established in 1996 and was recognized as a premier pest control business and ranked as the 4th largest company in the industry. Based in Dallas, TX, the company is the #1 pest management company servicing home builders with over 1,500 builder partners nationally and over 400,000 customers from over 50 branches.

Glen Rollins, Vice President of Rollins, Inc. and President of Orkin, Inc., who along with HomeTeam’s leadership, is currently visiting with HomeTeam’s co-workers commented, “We are impressed by the broad talent of the HomeTeam associates and look forward to learning a great deal from them. Working together, HomeTeam will be a great addition to our already outstanding Rollins team as we will improve operations and better serve over 2 million customers.”

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 2.1 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The above release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify potential acquisitions; climate and weather trends; competitive factors and pricing practices; the cost reduction benefits of the corporate restructuring may not be as great as expected or eliminated positions may have to be reinstated in the future; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.